Exhibit 10.2

ADMINISTRATION AGREEMENT

This Administration Agreement (this “Agreement”) made as of January __, 2026 by and between Silver Point Private Credit Fund, a Maryland statutory trust (hereinafter referred to as the “Company”), and Silver Point Private Credit Fund Management, LLC, a Delaware limited liability company, (hereinafter referred to as the “Administrator”).

W I T N E S S E T H:

WHEREAS, the Company is a Maryland statutory trust that intends to elect to be treated as a business development company under the Investment Company Act of 1940 (hereinafter referred to as the “Investment Company Act”);

WHEREAS, the Company desires to retain the Administrator to provide administrative services to the Company in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Company on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Administrator hereby agree as follows:

1.	Duties of the Administrator.

(a)

Engagement of Administrator. The Company hereby engages the Administrator to act as administrator of the Company, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Company (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such engagement and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.

(b)

Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Company. Without limiting the generality of the foregoing, the Administrator shall provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board of Trustees of the Company, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Trustees of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not in its capacity as Administrator, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company. The Administrator shall be responsible for the financial and other records that the Company is required to maintain and shall prepare reports to shareholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”). The Administrator will assist the Company’s investment adviser (the “Adviser”) in providing on the Company’s behalf significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance. In addition, the Administrator will assist the Company in determining and publishing the Company’s net asset value, overseeing the preparation and filing of the Company’s tax returns, and the printing and dissemination of reports to shareholders of the Company, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others. For the avoidance of any doubt, the parties agree that the Administrator is authorized to enter into sub-administration agreements as the Administrator determines necessary in order to carry out the services set forth in this paragraph, subject to the prior approval of the Company.

2.	Records.

The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder and, if required by the Investment Company Act, will maintain and keep such books, accounts and records in accordance with that Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality.

The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.	Compensation; Allocation of Costs and Expenses.

In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations including the Company’s allocable portion of the costs and expenses of providing personnel and facilities hereunder. The Company anticipates that all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services to the Company, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser. The Company will bear all other costs and expenses of the Company’s operations, administration and transactions, including, but not limited to:

(a)

investment advisory fees, including management fees and incentive fees, to the Adviser, pursuant to that certain Amended and Restated Investment Advisory Agreement, by and between the Company and the Adviser, as amended from time to time (the “Advisory Agreement”);

(b)

the Company’s allocable portion of compensation and other expenses incurred by the Administrator in performing its administrative obligations under this Agreement, including but not limited to the Company’s general counsel, chief compliance officer and chief financial officer and their respective staffs, as well as compensation of such persons paid by the Adviser or its affiliates, as applicable (based on the percentage of time such individuals devote, on an estimated basis, to the business affairs of the Company).

(c)	all other fees, costs and expenses of the Company’s activities, operations, administration and transactions including, without limitation, those relating to:

(i)

third party legal, accounting, tax, auditing, consulting and other professional expenses (including, without limitation, expenses relating to establishing reputation and public relations in connection with self-sourced lending or other financial transactions);

(ii)	fees payable to sub-advisors;

(iii)	all professional liability insurance (including costs relating to directors’ and officers’ liability insurance and errors and omissions insurance);

(iv)	costs of obtaining and maintaining any fidelity bond;

(v)

fees and expenses associated with the Company’s information, technology, communication, research and market data costs (including Bloomberg data and terminals or other devices or technology used to receive market research or data);

(vi)

fees and expenses (including legal fees, due diligence, and travel, lodging and meals) relating to establishing and maintaining auditor, depositary, custodial, transfer agent, underwriter, administration services or prime brokerage relationships;

(vii)	fees and costs (including legal fees) of entering into ISDAs;

(viii)	custodial and depositary fees; bank service fees;

(ix)

investment-related fees and expenses (such as brokerage commissions, third-party sourcing fees (based on qualitative, quantitative, or other criteria), fees and expenses of legal and other compliance professionals (including related to monitoring the Adviser’s information barrier), due diligence expenses and travel, lodging, conference and meal expenses)

related to the sourcing, evaluation, discovery, investigation, negotiation, development, analysis, monitoring, structuring, purchase, trading, settling, holding or sale of investments, whether or not the investments are consummated, including the costs of data, benchmark licensing, third-party screening tools and other information or technology to undertake sustainability analysis, monitoring or investor reporting in relation to investments;

(x)

fees and expenses of any finders, senior advisors, originators, consultants (including sourcing consultants, operating consultants, research consultants, industry executives, advisors, operating executives, consultants performing services with respect to portfolio companies, including related to private equity operations, industry expert consultants, tax consultants, other subject matter consultants and/or consultants or experts on sustainability matters including in relation to investments), independent and/or non-executive directors and other persons acting in a similar capacity (in each case, whether or not such persons are engaged by the Company and/or its Affiliates in a dedicated or exclusive capacity);

(xi)

costs and expenses related to attending investment, financing or business related conferences, roadshows or other events (including travel, lodging and meals), including in connection with the sourcing of future investments, business sector or financing opportunities or the evaluation of potential investments or financing opportunities, (irrespective of whether any such investment or financing opportunity is ultimately consummated) or otherwise related to business development and research;

(xii)

expenses related to any aggregating, special purpose vehicles, platform, or joint venture vehicles or arrangements (including formation, overhead and other expenses related thereto, which may be calculated based on assets or performance);

(xiii)

any and all costs and expenses incurred in connection with the incurrence of leverage and indebtedness, including with respect to any credit agreements, margin financing, total return swaps and other derivatives, commitment-based financing, reverse repurchase agreements, and other borrowings, and including any principal or interest on the Company’s borrowings and indebtedness (including fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit for the account of the Company and in guaranteeing the obligations of any issuers or its affiliates);

(xiv)

other out-of-pocket expenses related to the purchase, monitoring, sale, settlement, custody or transmittal of the Company’s assets (directly or through trading Affiliates) as will be determined by the Adviser in its sole discretion (including costs associated with systems and software used in connection with investment-related activities (including the allocation of investments));

(xv)

expenses incurred in connection with the provision of administrative, operations, fiduciary (including, but not limited to, directorship services), loan closing, or middle-office services; administration fees charged by the Adviser and/or third-party providers of administration services, administration fees and expenses charged by any third-party provider of administration services;

(xvi)	costs of reporting to investors;

(xvii)

any and all costs and expenses incurred in connection with any meeting of the shareholders that is generally open or applicable to all shareholders (including the costs and expenses of any third-party speakers at any such meetings);

(xviii)

any fees and expenses of the Board (including amounts paid to Trustees that are not “interested persons” (as that term is defined in Section 2(a)(19) of the Investment Company Act, the “Independent Trustees”), and the reasonable expenses incurred by members of the Board of Trustees in connection with their attendance or the expenses of the counsel to the Independent Trustees);

(xix)	administration fees and expenses charged by any third-party provider of administration services;

(xx)	expenses relating to interpretation of any fund terms, any amendments to the governing documents of the Company and related entities;

(xxi)	expenses relating to the offer, transfer and sale of the Company’s shares;

(xxii)

organizational and offering fees and expenses of the Company (including legal, accounting, consulting, capital raising (including travel, lodging and meals relating to the offering of the Company), translation, printing and distribution fees and expenses (including fees and expenses related to the retention of, and services provided by, any service provider or agent engaged by the Company and/or its affiliates in connection with such translation, printing and distribution), filing fees and expenses related to the formation of the Company, and other similar fees, costs and expenses and other direct organizational and offering costs);

(xxiii)	any fees, costs and expenses related to investor databases or marketplaces (e.g., iCapital) or distribution networks;

(xxiv)	distributions to shareholders of the Company, any fees, costs and expenses related to entering into, and compliance with, side letters with shareholders of the Company;

(xxv)	federal, state and non-U.S. filing and registration fees and expenses;

(xxvi)

fees and expenses related to complying with (or facilitating compliance with) the rules of any self-regulatory organization or any applicable law, rule or regulation, including anti-money laundering or counter-terrorist financing laws and regulations, marketing laws and regulations and/or any other applicable laws and regulations, including any governmental, regulatory, licensing, filing or registration fees or taxes, legal fees, costs and expenses, regulatory and compliance fees and expenses relating to past, current and prospective investments, fees and expenses related to the retention of, and services provided by, any service provider or agent engaged by the Company, the Adviser and/or their respective Affiliates in connection with any such compliance and any registration, compliance, filings or other obligations related to or arising out of the AIFM Directive including marketing notifications, “Annex IV” reporting, and the costs of depositary or other service providers appointed to comply with the AIFM Directive;

(xxvii)

expenses related to complying with Sustainable Finance Disclosure Regulation (“SFDR”), including the costs of preparing SFDR-compliant investor disclosures and reports, or any other domestic or foreign regulatory regimes and any fees, costs and expenses with respect to any registration or reporting activities of the Company, including legal advice regarding the offering of Shares, or its investments;

(xxviii)	costs of winding up and liquidating the Company;

(xxix)

any and all out-of-pocket fees, costs and expenses incurred in connection with computing the value of the assets of the Company (including, as applicable, any and all fees, costs and expenses associated with advisors, independent pricing services and third-party valuation consultants);

(xxx)	any fees, costs and expenses incurred in connection with the Company’s use of any third-party monitors or other service providers used to independently assess conflicts among Silver Point Accounts;

(xxxi)

any fees, costs and expenses incurred in connection with the Company’s tax returns, Form 1099-DIV (or similar schedules), including the costs of creating, printing and distributing such tax forms (or similar schedules), to the extent applicable;

(xxxii)	costs and expenses with respect to representation of the Company and the Company’s shareholders by the Adviser;

(xxxiii)	taxes, fees, other governmental or similar charges that may be incurred or payable by the Company (except as may be specifically allocated to any shareholder of the Company);

(xxxiv)	fees and expenses in connection with ongoing compliance, filing and reporting obligations under U.S. FATCA (and similar reporting regimes, including CRS);

(xxxv)	fees and expenses of each persons designated to act as an anti-money laundering officer;

(xxxvi)	any fees, costs and expenses of any loan servicers and other service providers and of any custodian, lenders, investment banks and other financing sources;

(xxxvii)	costs, fees and expenses of any affiliates of the Adviser (whether now existing or hereafter created) engaged to provide services by or on behalf of the Company (“Affiliated Service Providers”); and

(xxxviii)

other expenses associated with the operation of the Company and its investment activities, including extraordinary expenses such as litigation, workout and restructuring and indemnification expenses, if any;

From time to time, the Adviser, the Administrator or their affiliates may pay amounts owed by the Company to third-party providers of goods or services. The Company will reimburse the Adviser, the Administrator or such affiliates thereof for any such amounts paid on the Company’s behalf. From time to time, the Adviser or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses.

All of the foregoing expenses will ultimately be borne by the Company’s shareholders.

Costs and expenses of the Administrator and the Adviser that are eligible for reimbursement by the Company will be reasonably allocated to the Company on the basis of time spent, assets under management, usage rates, proportionate holdings, a combination thereof or other reasonable methods determined by the Administrator.

5.	Limitation of Liability of the Administrator; Indemnification.

The Administrator, its Affiliates (as defined in the Advisory Agreement), and their respective directors, officers, managers, partners, agents, employees, “controlling persons” (as defined under the Investment Company Act), members, shareholders, consultants and representatives and any other person or entity affiliated with them shall be considered Covered Persons (as defined in the Advisory Agreement) and entitled to the exculpation, indemnification and advancement of expenses as provided in Section 10 of the Advisory Agreement.

6.	Activities of the Administrator.

The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that trustees, officers, employees and shareholders of the Company are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.

7.	Duration and Termination of this Agreement.

This Agreement will become effective as of the date first written above. This Agreement shall continue in effect until November __, 2027, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Company and (ii) a majority of those Trustees who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any such party.

This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Trustees of the Company, or by the Administrator, upon 60 days’ written notice to the other party. This Agreement may not be assigned by a party without the consent of the other party.

8.	Amendments of this Agreement.

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9.	Governing Law.

This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control.

10.	Entire Agreement.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

11.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SILVER POINT PRIVATE CREDIT FUND

By:
Name:
Title:

SILVER POINT PRIVATE CREDIT FUND MANAGEMENT, LLC

By:
Name:
Title: